United States securities and exchange commission logo





                     November 28, 2022

       Jagi Gill
       Chief Executive Officer, President and Chairman
       Viveon Health Acquisition Corp.
       c/o Gibson, Deal & Fletcher, PC
       Spalding Exchange
       3953 Holcomb Bridge Road
       Suite 200
       Norcross, GA 30092

                                                        Re: Viveon Health
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 1,
2022
                                                            File No. 001-39827

       Dear Jagi Gill:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Tahra Wright, Esq.